                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       The Carbide/Graphite Group, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                       The Carbide/Graphite Group, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                  [LOGO OF THE CARBIDE/GRAPHITE GROUP, INC.]
                         -----------------------------
                        One Gateway Center, 19th Floor
                             Pittsburgh, PA 15222
                                (412) 562-3700

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 9, 1997

To The Stockholders:

  The Annual Meeting of Stockholders of The Carbide/Graphite Group, Inc., a Delaware corporation (the Company), will be held at the Pittsburgh Hilton and Towers, Gateway Center, Pittsburgh, PA 15222 on Tuesday, December 9, 1997 at 10:00 A.M. EST (the Annual Meeting), for the following purposes:

  To elect three nominees to the Board of Directors to hold office until the 2000 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

  To ratify the appointment of independent auditors for the fiscal year ending July 31, 1998.

  To transact such other business as may properly come before the Annual
  Meeting.

  Holders of record of the Company's $0.01 par value Common Stock (the Common Stock) at the close of business on October 20, 1997 will be entitled to vote at the Annual Meeting. All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, it is requested that you promptly fill in, sign and return the enclosed proxy card.
                                   By order of the Board of Directors
                                   Roger Mulvihill
                                   Secretary

Pittsburgh, Pennsylvania
October 31, 1997

                           -------------------------
                                PROXY STATEMENT
                           -------------------------

GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the Board) of the Company for use at the Annual Meeting to be held on December 9, 1997 at the Pittsburgh Hilton and Towers, Gateway Center, Pittsburgh, PA 15222 and any adjournment(s) or postponement(s) thereof. The enclosed proxy is for the use of holders of record of Common Stock at the close of business on October 20, 1997. This proxy is a means by which stockholders may authorize the voting of their shares at the Annual Meeting. Shares cannot be voted at the Annual Meeting unless the owner of record is present to vote or is represented by a proxy. Shares represented by proxies will be voted as specified by the stockholder. Except as otherwise indicated on the proxy, shares will be voted for the election of the nominees for director named herein and for the appointment of Coopers & Lybrand L.L.P. as independent accountants for the fiscal year ending July 31, 1998. Any person who has signed and returned a proxy may revoke it at any time before it is exercised by submitting a subsequently executed proxy, by giving notice of revocation to the Secretary of the Company or by voting in person at the Annual Meeting. As of October 20, 1997, the date of record, 8,689,272 shares of Common Stock were issued and outstanding, the holders of which are entitled to one vote for each share they hold. Accordingly, a quorum will require the presence, in person or by proxy, of the holders of at least 4,344,637 shares of Common Stock. Abstentions are counted as votes present and entitled to vote and have the effect of votes against a particular matter. Directors are elected by a plurality of the votes cast with a quorum present. In all matters other than the election of directors, the affirmative vote of those persons holding of record in the aggregate at least a majority of shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting or any adjournments thereof is necessary for approval by stockholders. Broker non-votes are not counted in determining the number of shares voted for or against a particular matter. Both abstentions and broker non-votes are counted in determining the presence of a quorum. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone, telegraph or facsimile by officers or employees of the Company. The Company will reimburse brokers, dealers, bankers and trustees or their nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of Common Stock. The Proxy Statement, accompanying proxy card and the Company's 1997 Annual Report to Stockholders are first being sent or given to shareholders on or about October 31, 1997.

PRINCIPAL STOCKHOLDERS

  The following table sets forth information as of September 26, 1997 with respect to each stockholder who beneficially owns 5% or more of the Company's outstanding Common Stock. Except as set forth below, each stockholder has sole voting and investment power over all shares. This information is based upon the latest report furnished to the Company or filed with the Securities and Exchange Commission by such stockholder on or before September 26, 1997 and may not be current:

                                               NUMBER
                                              OF SHARES     PERCENT OF
NAME                                      BENEFICALLY OWNED   CLASS
----                                      ----------------- ----------
The Capital Group of Companies, Inc. (1)       870,200         10.1%
333 South Hope Street
Los Angeles, California 90071
Wellington Management Company (2)              837,610          9.7
75 State Street
Boston, Massachusetts 02109


                                                            Continued on page 2

                                                      NUMBER
                                                     OF SHARES     PERCENT OF
NAME                                             BENEFICALLY OWNED   CLASS
----                                             ----------------- ----------
The Prudential Insurance Company of America (3)       834,000         9.7%
Prudential Plaza
Newark, New Jersey 07102-3777
Harris Associates, L.P.                               825,000         9.6
Two N. LaSalle Street
Suite 500
Chicago, Illinois 60602-3790

--------
(1) Shares are owned directly or through The Capital Group of Companies, Inc.'s wholly-owned subsidiaries Capital Research and Management Company and Capital Guardian Trust Company.

(2) Wellington Management Company, in its capacity as investment adviser, is the beneficial owner of the shares indicated which are owned by numerous investment counsel clients.

(3) The Prudential Insurance Company of America may be deemed to have direct or indirect voting and/or investment discretion over the shares indicated which are held for the benefit of its clients.
                               ----------------

                             PROXY PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  Under the Company's Restated Certificate of Incorporation and By-laws, its directors are divided into three classes, each class to be elected at successive Annual Meetings of Stockholders for terms of three years. The three directors whose terms expire at the Annual Meeting are Paul F. Balser, Robert
M. Howe and Ronald B. Kalich. Messrs. Balser, Howe and Kalich have been nominated by the Board to stand for re-election as directors at the Annual Meeting and to hold office until the 2000 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or their earlier resignation or removal.

  In March 1997, Nicholas T. Kaiser retired from his positions as Chairman, President and Chief Executive Officer of the Company. Mr. Kaiser has continued as a director. On March 31, 1997, the Board of Directors elected Walter B. Fowler as Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Fowler has been a member of the Company's Board since September 1995. In September 1997, the Board elected Charles E. Slater as a director of the Company, replacing Ronald N. Clawson who had retired from his positions with the Company, including his directorship, in April 1997. As a result of the above activity, the Company currently has eight members of its Board of Directors. The Board had reduced its membership from nine to eight in October 1996.

  The three nominees have indicated a willingness to serve as directors, but in the event any nominee should become unavailable to serve as a director at the time of the Annual Meeting, an event which the Board does not expect, the Board will nominate a different person, and the proxies named on the enclosed proxy card will vote for the election of such nominee.

  Section 6 of Article II of the Company's By-laws requires that advance notification of nominations of directors or other business by stockholders be given to the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting or under certain circumstances not later than the close of business on the tenth day following the earlier of (A) the day on which notice of the date of the Annual Meeting was delivered to stockholders in accordance with the By-laws and (B) the day on which public announcement of the date of such Annual Meeting is first made by the Company. In addition, the notice of nomination must set forth certain information regarding any nominee including (x) as to each person whom the stockholder proposes to nominate for election or reelection as a director, any information relating to such person that is required to be disclosed in proxy solicitations pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (the Exchange Act) including such person's written consent to be named in the Proxy Statement as a nominee and to serving as a director if elected; (y) as to any other business that the stockholder proposes to bring before the Annual Meeting, a brief description of the business desired to be brought before the Annual Meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (z) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (I) the name and address of such stockholder as it appears on the Company's books and of such beneficial ownership and (II) the class and number of shares of Common Stock which are owned beneficially and of record by such stockholder and such beneficial owner. Nominations which are determined not to have been made in accordance with the procedures established by Section 6 will be disregarded. The foregoing summary of Section 6 is qualified in its entirety by reference to the complete text of the Company's By-laws.

  Based on this provision and the date of mailing of this Notice and the Annual Meeting, any nominations by stockholders for directors, together with other required information and consents, should be delivered to the Secretary of the Company by November 10, 1997.

  If a quorum is present at the Annual Meeting, the election of directors will require the affirmative vote of a plurality of the votes cast at the Annual Meeting in person or by proxy.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR SUCH
NOMINEES.

                          THE BOARD OF DIRECTORS AND
                            OFFICERS OF THE COMPANY

  The following is information as to each director, executive officer, and certain other officers and former officers of the Company as of September 26, 1997 except for the footnotes which relate to Board Committee services during the fiscal year ended July 31, 1997.

NAME                   AGE                           POSITION
----                   ---                           --------
Walter B. Fowler        43 Chairman, President and Chief Executive Officer and Director
                           (Term expiring in 1999)
Walter E. Damian        57 Vice President--Human Resources
Ararat Hacetoglu        42 Vice President and General Manager--Carbide Products
Michael F. Supon        39 Vice President and General Manager--Electrodes and
                           Graphite Specialty Products
Jim J. Trigg            48 Vice President and General Manager--Seadrift Coke, L.P.
Stephen D. Weaver       43 Vice President--Finance and Chief Financial Officer
Nicholas T. Kaiser(1)   63 Retired Chairman, President and Chief Executive Officer
                           and Director (Term expiring in 1998)
James G. Baldwin
(1)(2)(3)               72 Director (Term expiring in 1998)
James R. Ball
(1)(2)(3)(5)            54 Director (Term expiring in 1998)
Paul F. Balser (2)(3)   55 Director (Nominee for term expiring in 2000)
Robert M. Howe (4)      57 Director (Nominee for term expiring in 2000)
Ronald B. Kalich
(2)(4)(5)               49 Director (Nominee for term expiring in 2000)
Charles E. Slater       63 Director (Term expiring in 1999)
Roger Mulvihill         61 Secretary
Ronald N. Clawson       57 Retired President--Carbide Products

--------
(1) Member of the Board's Benefits Committee.

(2) Member of the Board's Nominating Committee.

(3) Member of the Board's Compensation Committee.

(4) Member of the Board's Audit Committee.

(5) Member of the Board's Stock Option Committee.

  Officers of the Company are elected annually by the Board for a term expiring at the next annual meeting of the Board or as otherwise determined by the Board.

  Walter B. Fowler was elected as the Company's Chairman, President and Chief Executive Officer in March 1997 and has been a director of the Company since September 1995. Previously, Mr. Fowler was President--Electrodes and Graphite Specialty Products of the Company from March 1995 to March 1997 and had been Vice President--General Manager, Graphite Electrode Products of the Company from January 1995 to March 1995 and Vice President--General Manager, Graphite Specialties of the Company from July 1991 to March 1995. He served as Chief Financial Officer and Treasurer of the Company from October 1988 to October 1991, and Vice President--Finance and Assistant Secretary from August 1988 to July 1991.

  Walter E. Damian has been the Company's Vice President--Human Resources since August 1988.

  Ararat Hacetoglu has been Vice President and General Manager, Carbide Products since April 1997. Previously, Mr. Hacetoglu was Vice President and Plant Manager--Louisville in the Carbide Products segment of the Company from March 1993 to April 1997.

  Michael F. Supon has been Vice President and General Manager, Electrodes and Graphite Specialty Products since April 1997. Previously, Mr. Supon was Vice President--Technical from December 1996 to April 1997. Also, Mr. Supon served as Director of Product Engineering and Quality Services from January 1996 to December 1996 and Director of Product and Process Engineering from March 1991 to January 1996. All of Mr. Supon's positions have been with the Graphite Electrode Products segment of the Company.

  Jim J. Trigg has been Vice President and General Manager, Seadrift Coke, L.P. since June 1994. Previously, Mr. Trigg was Vice President and Plant Manager--Seadrift of the Company from February 1993 to June 1994 and Production Manager--Seadrift from August 1988 to February 1993.

  Stephen D. Weaver has been Vice President--Finance and Chief Financial Officer of the Company since October 1991.

  Nicholas T. Kaiser has been a member of the Company's Board of Directors since August 1988. Mr. Kaiser was the Company's Chairman of the Board and Chief Executive Officer from October 1994 to March 1997 and was President of the Company from October 1991 to March 1997.

  James G. Baldwin has been a director of the Company since August 1988 and he was the Company's Chairman of the Board and Chief Executive Officer from August 1988 to October 1994.

  James R. Ball was elected to the Company's Board in March 1994. From July 1992 to December 1994, Mr. Ball was President and Chief Executive Officer of Vista Chemical Company. Since 1995, he has been a consultant and private investor. Mr. Ball also served on the Board of Directors of Rexene Corporation from April 1996 to August 1997.

  Paul F. Balser has been a member of the Company's Board since August 1988 and was Vice President of the Company from August 1988 until June 1992. He was a partner of Centre Partners L.P., the managing general partner of Centre Capital Investors L.P. (CCI) from 1986 until August 1995. In August 1995, Mr. Balser resigned as an officer of the managing general partner of Centre Partners L.P., to become a founding partner of Generation Capital Partners L.P., a private investment partnership. Mr. Balser currently serves on the Boards of Directors of Kansas City Southern Industries, Inc., Scientific Games Holdings, Inc. and a number of privately held companies.

  Robert M. Howe has been a member of the Company's Board since April 1996. From March 1986 to December 1995, Mr. Howe was the President, Chief Operating Officer and a director of MAPCO, Inc. Mr. Howe is also currently a director of T.D. Williamson, Inc.

  Ronald B. Kalich was elected to the Company's Board in March 1994. Mr. Kalich is currently Group President of The Marmon Group, Inc., a position he has held since 1993. Previously, Mr. Kalich served as Group Vice President of Danaher Corporation from 1991 to 1993.

  Charles E. Slater was elected to the Company's Board in September 1997. Mr. Slater is currently the Executive Director of the Iron & Steel Society, a position he has held since 1992.

  Roger Mulvihill has been a Secretary of the Company since August 1988. He has been a partner with the law firm of Dechert Price & Rhoads since December 1991.

  Ronald N. Clawson retired from his positions with the Company in April 1997. Mr. Clawson was a director from September 1995 and was the Company's President--Carbide Products from March 1995 until his retirement. From July 1991 to March 1995, Mr. Clawson served as Vice President--General Manager, Carbide Products of the Company and served as Vice President and Plant Manager--Niagara Falls in the Company's Graphite Electrode Products segment from August 1988 to July 1991.

COMMITTEES OF THE BOARD OF DIRECTORS

  The committees of the Board of Directors for fiscal 1997 are described below.

Benefits Committee

  The Benefits Committee consisted of three directors plus Walter E. Damian, Vice President--Human Resources and reviews the operations of the Company's pension plans and its medical insurance plans. During fiscal 1997, the Benefits Committee held one meeting.

Nominating Committee

  The Nominating Committee consisted of four directors, a majority of whom may not be employees of the Company. The Nominating Committee is responsible for nominating individuals for election as directors of the Company. The Nominating Committee will consider nominees for election as directors recommended by stockholders (See "Election of Directors" on page 2 of this Proxy Statement for a discussion of the procedures under the By-laws relating to the recommendation of nominees by stockholders). During fiscal 1997, the Nominating Committee held one meeting.

Compensation and Stock Option Committees

  The Compensation Committee consisted of three directors. The Compensation Committee is responsible for policies, procedures and other matters relating to compensation of the executive officers as a group and the chief executive officer individually. During fiscal 1997, the Compensation Committee held three meetings.

  The Stock Option Committee consisted of two directors and has authority to grant options pursuant to a management stock option plan adopted in April 1995 (the 1995 Plan). During fiscal 1997, the Stock Option Committee held two meetings.

Audit Committee

  The Audit Committee consisted of two directors. The Audit Committee is responsible for policies, procedures and other matters relating to accounting, internal financial controls and financial reporting, including the engagement of independent auditors and the planning, scope, timing and cost of any audit and any other services they may be asked to perform, and will review with the auditors their report on the Company's financial statements following completion of each such audit. During fiscal 1997, the Audit Committee held one meeting.

  The Board held five meetings during fiscal 1997. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which such director served.

  In September 1997, the Board of Directors approved a restructuring of its committees. This restructuring included the consolidation of the Compensation and Benefits Committees into the Compensation Committee and the establishment of the Board Governance Committee, which consists of four members and will deal with Board governance matters, such as Board compensation, evaluation, committee assignments, and the like. In addition, the membership of the audit, nominating and compensation committees was expanded to four members. In June 1997, the Board also formed a Special Committee, which currently consists of Messrs. Ball, Balser, Howe, Kalich and Slater, to review and make recommendations to the Board regarding various aspects of certain antitrust claims involving the Company that are the subject of previously reported Grand Jury proceedings and a consolidated civil antitrust action in the United States District Court for the Eastern District of Pennsylvania.

OWNERSHIP OF SECURITIES BY DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN OTHER OFFICERS

  The following is a summary of the beneficial ownership of the Company's Common Stock as of September 26, 1997 by the Company's directors, executive officers, certain other officers and by all such officers and directors as a group.

NAME OF OFFICER OR DIRECTOR  NUMBER OF SHARES BENEFICIALLY OWNED (1) PERCENTAGE OF CLASS (2)
---------------------------  --------------------------------------- -----------------------
Officers:
 Walter B. Fowler (3)                        115,000                           1.3%
 Walter E. Damian (4)                         30,500                           0.4
 Ararat Hacetoglu (5)                         46,000                           0.5
 Michael F. Supon (6)                         21,000                           0.2
 Jim J. Trigg (7)                             33,000                           0.4
 Stephen D. Weaver (8)                        49,270                           0.6
 Roger Mulvihill                               8,000                           0.1
Directors:
 Nicholas T. Kaiser (9)                      244,000                           2.8
 James G. Baldwin (10)                        38,700                           0.4
 James R. Ball (11)                           18,700                           0.2
 Ronald B. Kalich (12)                        13,700                           0.2
 Robert M. Howe (13)                           4,700                           0.1
 Paul F. Balser (14)                           3,700                             *
 Charles E. Slater (15)                        2,000                             *
All executive officers
and directors as a group
(14 persons)                                 628,270                           7.0

--------
*  Less than 0.1%.

(1) Unless otherwise noted, each stockholder has or will have sole voting and investment power with respect to the shares shown.

(2) Shares issuable upon the exercise of Common Stock options were added to the Company's total Common Stock outstanding for purposes of this computation, if applicable.

(3) Number of shares indicated includes 50,000 shares of Common Stock, 35,000 shares of Common Stock issuable upon the exercise of fully vested stock options and 30,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

(4) Number of shares indicated includes 8,000 shares of Common Stock, 3,500 shares of Common Stock issuable upon the exercise of fully vested stock options and 19,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

(5) Number of shares indicated includes 27,000 shares of Common Stock issuable upon the exercise of fully vested stock options and 19,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

(6) Number of shares indicated includes 2,000 shares of Common Stock issuable upon the exercise of fully vested stock options and 19,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

(7) Number of shares indicated includes 5,000 shares of Common Stock, 7,667 shares of Common Stock issuable upon the exercise of fully vested stock options and 20,333 shares of Common Stock issuable upon the exercise of non-vested stock options.

(8) Number of shares indicated includes 20 shares of Common Stock, 25,250 shares of Common Stock issuable upon the exercise of fully vested stock options and 24,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

(9) Number of shares indicated includes 242,000 shares of Common Stock and 2,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

(10) Number of shares indicated includes 36,700 shares of Common Stock issuable upon the exercise of fully vested stock options and 2,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

(11) Number of shares indicated includes 15,000 shares of Common Stock, 1,700 shares of Common Stock issuable upon the exercise of fully vested stock options and 2,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

(12) Number of shares indicated includes 10,000 shares of Common Stock, 1,700 shares of Common Stock issuable upon the exercise of fully vested stock options and 2,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

(13) Number of shares indicated includes 1,000 shares of Common Stock, 1,700 shares of Common Stock issuable upon the exercise of fully vested stock options and 2,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

(14) Number of shares indicated includes 1,700 shares of Common Stock issuable upon the exercise of fully vested stock options and 2,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

(15) Number of shares indicated represents 2,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning compensation received by those who served as the chief executive officer and each of the other most highly compensated executive officers who received compensation in excess of $100,000 (collectively, the Named Executive Officers) for services rendered in all capacities during the Company's indicated fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                         ANNUAL COMPENSATION               COMPENSATION
                                    ----------------------------------  ------------------
    NAME AND                                              OTHER ANNUAL     COMMON STOCK     ALL OTHER
 PRINCIPAL POSITION (1)        YEAR  SALARY     BONUS (2) COMPENSATION  UNDERLYING OPTIONS COMPENSATION
 ----------------------        ---- --------    --------- ------------  ------------------ ------------
Nicholas T. Kaiser             1997 $838,593(3)       --    $25,380(4)         2,000(5)      $71,285(6)
Chairman of the Board,         1996  322,254          --     25,380               --          67,361
President and Chief Executive  1995  309,169          --     25,380               --          66,156
Officer (Retired March 31,
1997)

Ronald N. Clawson              1997  677,485(7)       --         --               --          19,614(8)
President-Carbide Products     1996  221,591          --         --               --          22,272
(Retired April 30, 1997)       1995  202,508          --         --               --          20,438

Walter B. Fowler               1997  259,336     195,602         --           30,000(9)       26,596(10)
Chairman of the Board,         1996  221,591          --         --           15,000(9)       20,771
President and Chief            1995  202,508          --         --               --          19,519
Executive Officer
(Elected March 31, 1997)

Stephen D. Weaver              1997  177,336     106,402         --           15,000(9)       18,326(11)
Vice President-Finance,        1996  158,625          --         --           13,500(9)       15,178
Chief Financial Officer and    1995  145,125     133,334         --               --          14,016
Assistant Secretary

Walter E. Damian               1997  140,672      84,403         --           12,000(9)       15,256(12)
Vice President-Human           1996  128,671          --         --           10,500(9)       12,496
Resources                      1995  122,504          --         --               --          11,203

Jim J. Trigg                   1997  135,333      64,133         --           15,000(9)       14,968(13)
Vice President & General       1996  118,769          --         --            8,000(9)       11,565
Manager-Seadrift Coke L.P.     1995  112,462          --         --               --          10,136

Ararat Hacetoglu               1997  124,000      59,600         --           15,000(9)       13,971(14)
Vice President & General       1996  104,587          --         --            6,000(9)        9,569
Manager-Carbide Products       1995   96,667          --         --               --           8,616

--------
(1) Except as noted, the positions listed for each of the Named Executive Officers are those held during the fiscal year ended July 31, 1997.

(2) Except for Mr. Weaver, all amounts shown in this column represent a bonus earned in fiscal 1997 under the Incentive Bonus Plan (See "Bonus Plans" on page 16). Mr. Weaver's bonus amounts include the following: 1997--$106,402 related to a bonus earned in fiscal 1997 under the Incentive Bonus Plan; 1995--$133,334 related to a bonus paid on September 30, 1995.

(3) For fiscal 1997, Mr. Kaiser's salary included $231,343 in regular salary and $607,250 in salary continuation and severance benefits accrued by the Company in connection with Mr. Kaiser's retirement.

(4) Other annual compensation represents payments to adjust for the tax effects of the Company's payment of term life insurance premiums.

 (5) Represents options for Common Stock granted under a Non-Employee Director Stock Option Plan (the Director's Plan). The options were granted on July 31, 1997 and will be vested and exercisable a year from the date of grant if Mr. Kaiser is then a director. The options expire on July 31, 2007 and have an exercise price of $28.875 per share.

 (6) All other compensation for 1997 includes: $34,000 of premiums for life insurance paid by the Company during fiscal 1997; $3,966 of premiums for group term life insurance; and $9,029 of Company match contributions and $24,290 of profit sharing under the Company's savings investment plan adopted pursuant to Section 401(k) of the Internal Revenue Service Code of 1986, as amended (the Savings Investment Plan).

 (7) For fiscal 1997, Mr. Clawson's salary included $179,253 in regular salary and $498,232 in retirement and vacation pay benefits accrued by the Company in connection with Mr. Clawson's retirement.

 (8) All other compensation for 1997 includes: $1,816 of premiums for group term life insurance; and $3,862 of Company match contributions and $13,936 of profit sharing under the Savings Investment Plan.

 (9) Options were granted under the 1995 Plan. All options granted in fiscal 1997 have an exercise price of $22.375 per share and expire on March 31, 2007. Except for Mr. Fowler's, all options granted in fiscal 1997 vest and become exercisable at a rate of one-third per year on March 31, 1998, 1999 and 2000, respectively. One-third of Mr. Fowler's options granted in 1997 vested immediately, while the remaining options vest at a rate of one-half per year on March 31, 1998 and 1999, respectively. All options granted in fiscal 1996 have an exercise price of $15.75 per share and expire on July 31, 2006. All options granted in fiscal 1996 vest and become exercisable at a rate of one-third per year on July 31, 1997, 1998 and 1999, respectively.

(10) All other compensation for 1997 includes: $362 of premiums for group term life insurance; and $5,234 of Company match contributions and $21,000 of profit sharing under the Savings Investment Plan.

(11) All other compensation for 1997 includes: $230 of premiums for group term life insurance; and $4,795 of Company match contributions and $13,301 of profit sharing under the Savings Investment Plan.

(12) All other compensation for 1997 includes: $845 of premiums for group term life insurance; and $3,911 of Company match contributions and $10,500 of profit sharing under the Savings Investment Plan.

(13) All other compensation for 1997 includes: $359 of premiums for group term life insurance; and $4,109 of Company match contributions and $10,500 of profit sharing under the Savings Investment Plan.

(14) All other compensation for 1997 includes: $137 of premiums for group term life insurance; and $3,334 of Company match contributions and $10,500 of profit sharing under the Savings Investment Plan.

                               ----------------

  The following table sets forth certain information regarding awards of options for Common Stock to the Named Executive Officers during fiscal 1997.

                  COMMON STOCK OPTIONS GRANTED IN FISCAL 1997

                          INDIVIDUAL GRANTS
              -----------------------------------------
                                                        POTENTIAL REALIZABLE
                         % OF TOTAL                       VALUE AT ASSUMED
                          OPTIONS                       ANNUAL RATES OF STOCK
                SHARES   GRANTED TO                      PRICE APPRECIATION
              UNDERLYING EMPLOYEES                       FOR OPTION TERM(2)
               OPTIONS   IN FISCAL  EXERCISE EXPIRATION ---------------------
NAME          GRANTED(1)    YEAR     PRICE      DATE       5%         10%
----          ---------- ---------- -------- ---------- ---------------------
Walter B.
Fowler          30,000      17.0%   $22.375  3/31/2007   $422,146  $1,069,800
Stephen D.
Weaver          15,000       8.5     22.375  3/31/2007    211,073     534,900
Jim J. Trigg    15,000       8.5     22.375  3/31/2007    211,073     534,900
Ararat
Hacetoglu       15,000       8.5     22.375  3/31/2007    211,073     534,900
Walter E.
Damian          12,000       6.8     22.375  3/31/2007    168,858     427,920
Nicholas T.
Kaiser           2,000       1.1     28.875  7/31/2007     36,319      92,039

--------
(1) Mr. Kaiser's options were granted under the Directors' Plan. Such options were granted at the fair market value on the date of grant and will be vested and exercisable a year from date of grant if Mr. Kaiser is then a Director. All other options granted in fiscal 1997 were granted at fair market value on the date of grant under the 1995 Plan. Except for Mr. Fowler, such options vest and become exercisable at a rate of one-third per year on March 31, 1998, 1999 and 2000, respectively. One-third of Mr. Fowler's options were immediately vested and exercisable, with the remaining options becoming vested and exercisable at a rate of one-half per year on March 31, 1998 and 1999, respectively.

(2) The dollar amounts are the result of calculations at the 5% and 10% annual capital appreciation rates prescribed by the Securities and Exchange Commission and are not intended to forecast any possible appreciation of the Company's stock price.

                               ----------------

  The following table provides information related to options exercised by the Named Executive Officers during fiscal 1997 and the number and value of options held as of July 31, 1997.

  AGGREGATE OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR END OPTION VALUES

                                                NUMBER OF SHARES
                                             UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                     SHARES                       OPTIONS AS OF            IN-THE-MONEY OPTIONS
                    ACQUIRED                      JULY 31, 1997           AS OF JULY 31, 1997(1)
                       ON      VALUE        ---------------------------  -------------------------
NAME                EXERCISE  REALIZED      EXERCISABLE   UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
----                -------- ----------     -----------   -------------  ----------- -------------
Nicholas T. Kaiser  205,000  $3,777,500(2)        --          2,000(3)          --           --(4)
Ronald N. Clawson    40,000     796,250(5)    20,000(6)          --       $537,500           --
Walter E. Damian     25,000     489,375(7)     3,500(8)      19,000(9)      45,938     $169,875
Stephen D. Weaver     9,250     187,313(10)   25,250(11)     24,000(12)    616,719      215,625
Jim J. Trigg         10,000     181,250(13)    7,667(14)     20,333(15)    169,379      167,496
Ararat Hacetoglu      2,500      55,625(16)   27,000(17)     19,000(18)    698,125      150,000
Walter B. Fowler         --          --       35,000(19)     30,000(20)    668,125      261,250

--------
(1) Value is calculated based on the difference between $28.875, the fair market value of the Company's Common Stock on July 31, 1997, and the exercise price of options outstanding.

(2) Options exercised had an exercise price of $1.00 per share and were exercised throughout fiscal 1997 when the fair value of the Company's Common Stock ranged from $16.125 to $24.50 per share.

(3) Options were granted under the Director's Plan and have an exercise price of $28.875 per share. The options expired in July 2007 and will be vested and exercisable a year from the date of grant if Mr. Kaiser is then a Director.

(4) Options were granted at $28.875 per share, the fair market value of the Company's Common Stock as of July 31, 1997.

(5) 20,000 of the options exercised had an exercise price of $1.00 per share and were exercised when the fair value of the Company's Common Stock was $19.75 per share. 20,000 of the options exercised had an exercise price of $2.00 per share and were exercised when the fair market value of the Company's Common Stock ranged from $22.25 to $24.625 per share.

(6) Options were granted under the 1991 Plan and have an exercise price of $2.00 per share. The options are fully vested and exercisable and expire in September 1998.

(7) Options exercised had an exercise price of $1.00 per share and were exercised throughout fiscal 1997 when the fair value of the Company's Common Stock ranged from $19.375 to $22.25 per share.

(8) Options were granted under the 1995 Plan and have an exercise price of $15.75 per share. The options are fully vested and exercisable and expire in July 2006.

 (9) 7,000 of the options were granted under the 1995 Plan and have an exercise price of $15.75 per share. The options vest and become exercisable at a rate of 3,500 per year on July 31, 1998 and 1999. 12,000 of the options were granted under the 1995 Plan and have an exercise price of $22.375 per share. The options vest and become exercisable at a rate of 4,000 per year on March 31, 1998, 1999 and 2000.

(10) Options exercised had an exercise price of $2.00 per share and were exercised when the fair value of the Company's Common Stock was $22.25 per share.

(11) 20,750 of the options were granted under the 1991 Plan and have an exercise price of $2.00 per share. The options are fully vested and exercisable and expire in September 1998. 4,500 of the options were granted under the 1995 Plan and have an exercise price of $15.75 per share. The options are fully vested and exercisable and expire in July 2006.

(12) 9,000 of the options were granted under the 1995 Plan and have an exercise price of $15.75 per share. The options vest and become exercisable at a rate of 4,500 per year on July 31, 1998 and 1999. 15,000 of the options were granted under the 1995 Plan and have an exercise price of $22.375 per share. The options vest and become exercisable at a rate of 5,000 per year on March 31, 1998, 1999 and 2000.

(13) Options exercised had an exercise price of $2.00 per share and were exercised throughout fiscal 1997 when the fair value of the Company's Common Stock ranged from $19.125 to $23.00 per share.

(14) 5,000 of the options were granted under a 1993 option agreement and have an exercise price of $2.00 per share. The options are fully vested and exercisable and expire in March 2000. 2,667 of the options were granted under the 1995 Plan and have an exercise price of $15.75 per share. The options are fully vested and exercisable and expire in July 2006.

(15) 5,333 of the options were granted under the 1995 Plan and have an exercise price of $15.75 per share. The options vest and become exercisable at a rate of 2,667 on July 31, 1998 and 2,666 on July 31, 1999. 15,000 of the options were granted under the 1995 Plan and have an exercise price of $22.375 per share. The options vested and become exercisable at a rate of 5,000 per year on March 31, 1998, 1999 and 2000.

(16) Options exercised had an exercise price of $2.00 per share and were exercised when the fair value of the Company's Common Stock was $24.25 per share.

(17) 25,000 of the options were granted under a 1993 option agreement and have an exercise price of $2.00 per share. The options are fully vested and exercisable and expire in March 2000. 2,000 of the options were granted under the 1995 Plan and have an exercise price of $15.75 per share. The options are fully vested and exercisable and expire in July 2006.

(18) 4,000 of the options were granted under the 1995 Plan and have an exercise price of $15.75 per share. The options vest and become exercisable at a rate of 2,000 per year on July 31, 1998 and 1999. 15,000 of the options were granted under the 1995 Plan and have an exercise price of $22.375 per share. The options vest and become exercisable at a rate of 5,000 per year on March 31, 1998, 1999 and 2000.

(19) 20,000 of the options were granted under the 1991 Plan and have an exercise price of $2.00 per share. The options are fully vested and exercisable and expire in September 1998. 5,000 of the options were granted under the 1995 Plan and have an exercise price of $15.75 per share. The options are fully vested and exercisable and expire in July 2006. 10,000 of the options were granted under the 1995 Plan and have an exercise price of $22.375 per share. The options are fully vested and exercisable and expire in March 2007.

(20) 10,000 of the options were granted under the 1995 Plan and have an exercise price of $15.75 per share. The options vest and become exercisable at a rate of 5,000 per year on July 31, 1998 and 1999. 20,000 of the options were granted under the 1995 Plan and have an exercise price of $22.375 per share. The options vest and become exercisable at a rate of 10,000 per year on March 31, 1998 and 1999.

PERFORMANCE GRAPH

  The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the companies listed in the NASDAQ Stock Market--US Index (the NASDAQ Index) and the S&P Iron and Steel Index (the S&P Index) for the period from September 14, 1995, the date on which the Common Stock began public trading, to July 31, 1997. As compared to a basis of $100 as of September 14, 1995, the Company's index was $193, the NASDAQ Index was $158 and the S&P Index was $115, all as of July 31, 1997.

                             [GRAPH APPEARS HERE]
                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
AMONG THE CARBIDE/GRAPHITE GROUP, INC., NASDAQ INDEX AND S&P IRON & STEEL INDEX

                      THE CARBIDE/GRAPHITE      NASDAQ       S&P IRON & STEEL
Measurement period         GROUP, INC.          INDEX             INDEX
(Fiscal year Covered) --------------------  -------------  --------------------

Measurement PT -
9/14/95                $100                 $100           $100

FYE 10/95              $ 88                 $102           $ 92
FYE  1/96              $107                 $104           $110
FYE  4/96              $118                 $117           $104
FYE  7/96              $107                 $107           $ 84
FYE 10/96              $109                 $120           $ 86
FYE  1/97              $139                 $136           $ 94
FYE  4/97              $151                 $124           $ 95
FYE  7/97              $193                 $158           $115

COMPENSATION OF DIRECTORS

  For fiscal 1997, Messrs. Baldwin, Ball, Balser, Howe and Kalich each received $25,000 in director's fees. In addition, Mr. Kalich received $15,000 in fees for his services in connection with the search for a new Chief Executive Officer for the Company. A portion of directors fees earned by each outside director were credited to a deferred compensation plan established in fiscal 1996. Such deferral was at the discretion of the director, subject to limitations summarized in the plan documents (see the "Deferral Plan" described below). Messrs. Clawson, Fowler and Kaiser received no compensation for their services as directors of the Company in fiscal 1997.

  In June 1997, the Company restructured its compensation policy for its non-employee directors. Non-employee directors will receive a $5,000 per year retainer for services as a member of the Board. Also, each Board committee chair will receive a $1,500 per year Chairmanship fee. For Board activities, each non-employee director will receive $2,000 for in-person Board meetings, $1,000 for conference call Board meetings, $1,000 for in-person Board committee meetings and $500 for conference call Board committee meetings.

  On August 26, 1996, the Company established the Directors' Plan. Pursuant to the Director's Plan, each non-employee director was granted on August 26, 1996 an option to purchase 1,700 shares of Common Stock of the Company, subject to certain adjustments provided for under the Directors' Plan, at $18.25 per share, the fair market value of the Common Stock on the date of grant. The option became exercisable in full if the non-employee director was a member of the Board on July 31, 1997. Pursuant to the Directors' Plan, each non-employee director who is then a member of the Board would also be granted options to purchase an additional 1,700 shares of Common Stock on July 31, 1997 and July 31, 1998 at the fair market value on such dates, subject to similar requirements regarding exercisability. Future non-employee directors are eligible for participation in the Directors' Plan. The options have a term of ten years and may be exercised for cash or, under certain circumstances, Common Stock or additional unexercised options of the Company. In June 1997 the number of shares subject to such options was increased from 1,700 shares to 2,000 shares effective with the grant on July 31, 1997. The exercise price of such options was $28.875 per share, the fair market value of the Common Stock on July 31, 1997.

EMPLOYMENT AND SEVERANCE AGREEMENTS

  The Company is a party to employment or severance agreements with Messrs. Kaiser, Clawson, Fowler, Damian and Trigg.

  Mr. Kaiser entered into a restated employment agreement with the Company as Chief Executive Officer in January 1, 1995, to terminate on December 31, 1997. The employment agreement provided for a minimum annual salary of $320,000. In March 1997, Mr. Kaiser retired. Pursuant to his March 1997 revised employment agreement, Mr. Kaiser is to receive his annual base salary at the time of his retirement, $347,000, for the remainder of 1997 and as severance for 1998. In addition, the Company will provide for the continuation of health insurance benefits until January 1, 2001. Mr. Kaiser may have certain duties of a senior executive nature assigned to him for the remainder of 1997.

  Mr. Clawson entered into an employment agreement with the Company as President--Carbide Products in March 1995 to terminate on December 31, 1997. The agreement provided for a minimum annual salary of at least $220,000. In April 1997, Mr. Clawson retired. Pursuant to the terms of his severance agreement, Mr. Clawson is to receive $19,917 monthly for 24 months and upon the request of the Company will provide consulting services with respect to the Company's operations and activities. He will also be entitled to receive his pro rated portion of profit sharing benefits under the Company's Savings Investment Plan, will receive health and life insurance benefits for 24 months and is entitled to exercise stock options to purchase 20,000 shares of the Common Stock until September 23, 1998, pursuant to the terms of the 1991 Stock Option Plan.

  In April 1997, Mr. Fowler entered into an employment agreement with the Company as Chief Executive Officer to terminate on March 31, 1999. Pursuant to the terms of the agreement, he is to receive annual cash compensation of $300,000 and incentive compensation in the form of stock options to purchase up to 30,000 shares of Common Stock and annual incentive awards up to 100% of his base pay pursuant to the terms of the Incentive Bonus Plan. In the event of termination by the Company for other than death, disability or cause, as defined, Mr. Fowler will receive his salary for the remainder of the term of the agreement or 24 months, whichever is longer. If terminated due to a change of control event, Mr. Fowler would receive a lump sum payment equal to 2.99 times his base salary at the time of termination. The agreement also provides for certain payments in the event of Mr. Fowler's death or disability.

  The Company entered into separation agreements with Messrs. Trigg and Damian with respect to their employment as, respectively, Vice President and General Manager--Seadrift Coke, L.P. and Vice President--Human Resources. Pursuant to the terms of the agreements, Messrs. Trigg and Damian will each be granted one year of severance pay and medical coverage if terminated other than for cause.

  James G. Baldwin retired from his position as Chairman of the Board and Chief Executive Officer of the Company in October 1994 and as an employee of the Company on July 31, 1995. Pursuant to his employment agreement, Mr. Baldwin will receive the continuation of his health and life insurance benefits through fiscal 1998. Mr. Baldwin has agreed to serve as a director of the Company at least until the expiration of his current term as a director in 1998.

SAVINGS INVESTMENT PLAN

  The Company has adopted the Savings Investment Plan for substantially all salaried employees. Employee contributions of not more than 6% of employee compensation are matched 50% by the Company in lieu of a pension plan. Additional employer contributions may be made at the discretion of the Board based on the Company's current year performance.

DEFERRAL PLAN

  The Company has implemented a compensation deferral plan (the Deferral Plan) for the benefit of its directors and officers, currently 18 individuals, including the Named Executive Officers. The Deferral Plan became effective for compensation that would otherwise be paid on or after January 1, 1996. Under the Deferral Plan, participants are allowed to defer a portion or all of their base salary, director's fees or bonuses. Contributions to the Deferral Plan are invested, as the participants direct, into a variety of fixed income, balanced and equity funds. The Deferral Plan also restores the Saving Investment Plan matching contribution lost on deferred compensation up to $235,840 (as such amounts may be increased under Section 415(d) of the Code). Distributions from the Deferral Plan generally will be made upon retirement, disability or upon termination of employment, unless further deferred by the participant.

1995 STOCK-BASED INCENTIVE COMPENSATION PLAN

  Introduction. The Board adopted the 1995 Plan in April 1995, and the shareholders of the Company approved the 1995 Plan in August 1995. The purpose of the 1995 Plan is to assist the Company, and its Subsidiaries and Affiliates, in attracting and retaining valued employees by offering them a greater stake in the Company's success and a closer identity with it, and to encourage ownership of the Company's Common Stock by such employees. The 1995 Plan permits awards of stock options and/or stock appreciation rights (SARs) to eligible employees that qualify as "performance-based compensation" under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the Internal Revenue Code).

  The total number of shares of the Company's Common Stock available for awards under the 1995 Plan is 400,000 shares (subject to adjustments for stock splits, stock dividends and the like). No employee may be granted (i) an award of, or exercisable for, more than a specified number of shares of Common Stock in any one calendar year, or (ii) incentive stock options first exercisable in any one calendar year for shares of Common Stock having an aggregate fair market value in excess of $100,000.

  The following summary description of the 1995 Plan is qualified in its entirety by the full text of the 1995 Plan, as amended, copies of which may be obtained by the Company's stockholders upon request to the Office of the Corporate Secretary of the Company.

  Administration. The 1995 Stock Option Plan Committee designated by the Board (the Committee) has full power to interpret and administer the 1995 Plan and full authority to act in selecting the employees to whom awards of options or SARs under the 1995 Plan (Awards) shall be granted, in determining the type and amount of Awards to be granted to each such employee, the terms and conditions of Awards granted under the 1995 Plan and the terms and agreements that shall be entered into with employees to whom an Award is granted (the Holders). Effective August 1996, all grants under the 1995 Plan must be approved by the Committee. The Committee members must be Board members who are not employees of the Company and, for periods prior to August 1996, who are not eligible to participate in the 1995 Plan. The Board has the power to amend, suspend or terminate the 1995 Plan at any time except that stockholder approval is required to increase the total number of shares available for issuance pursuant to the 1995 Plan, change the class of employees eligible to be Holders, decrease the price at which the Common Stock may be purchased upon the exercise of an option, withdraw the administration of the 1995 Plan from the Committee, change the provisions of Section 9 of the 1995 Plan, or take any other action that requires stockholder approval under Section 16(b) of the 1934 Act.

  Eligibility. Any employee is eligible to receive an Award, except that any employee employed by an affiliate (any entity (other than a 50% or more subsidiary) in which the Company has a substantial direct or indirect equity interest, as determined by the Board) shall not be eligible to receive an incentive stock option. "Employee" means an officer or other key employee, consultant or advisor of the Company, a subsidiary or an affiliate, including a director who is such an employee, consultant or advisor.

  Awards. Under the 1995 Plan, eligible employees may be awarded stock options and/or SARs. Stock options may be either incentive stock options or non-qualified stock options. Incentive stock options are intended to be "incentive stock options" under Section 422 of the Internal Revenue Code; non-qualified stock options are those stock options which do not qualify under Section 422 of the Internal Revenue Code. The price at which shares of Common Stock may be purchased upon the exercise of an option is determined by the Committee but must be at least equal to the fair market value of such shares on the date of the award. Payment of the option price must be paid in full in cash at the time of exercise or, with the consent of the Committee, in whole or in part in shares of Common Stock valued at fair market value. With the consent of the Committee, payment upon the exercise of a non-qualified stock option may be made in whole or in part by the delivery of additional, unexercised non-qualified stock options (based on the difference between the fair market value of the Common Stock for which they are exercisable and the exercise price of such additional non-qualified stock options) or by a "cashless exercise."

  A SAR entitles the recipient to receive a payment equal to the excess of the fair market value of the shares of Common Stock covered by the SAR on the date of exercise over the exercise price of the SAR. Such payment may be in cash, in shares of Common Stock, or any combination thereof, as the Committee may determine. A SAR may be awarded in tandem with options or separately.

  Stock options and SARs will be exercisable over a period to be designated by the Committee, but not prior to six months or more than ten years (or five years for certain incentive stock options) after the date of the award. All options and SARs awarded under the 1995 Plan are non-transferable other than by will or by operation of the laws of descent and distribution. The total number of shares of the Company's Common Stock available for awards under the 1995 Plan is 400,000 shares (subject to adjustments for stock splits, stock dividends and the like), which equals approximately 4.6% of the total number of shares of Common Stock outstanding as of September 26, 1997. The closing price of Common Stock reported on the NASDAQ National Market System at September 26, 1997 was $33.3125. As of September 26, 1997, 245,000 options for Company Common Stock had been issued under the 1995 Plan.

  Term. The 1995 Plan became effective in May 1995 and shall remain in full force and effect until the earlier of May 1, 2005 or the date it is terminated by the Board.

  Performance-Based Compensation. It is intended that all compensation income recognized by any Holder as the result of the exercise of options or SARs, or the disposition of shares of common stock acquired on exercise of options or SARs, shall be considered performance-based compensation excludable from such Holder's "applicable employee remuneration" pursuant to section 162(m)(4)(C) of the Internal Revenue Code.

  Federal Tax Treatment. Under the present federal tax laws, the federal income tax treatment of stock options and SARs under the 1995 Plan is as follows:

  An employee recognizes no taxable income and the Company is not entitled to a deduction when an incentive stock option is awarded or exercised. If an employee sells Common Stock acquired upon exercise, after complying with requisite holding periods, any gain or loss realized upon such sale will be long-term capital gain or loss. The Company will not be entitled to take a deduction as a result of any such sale. If the employee disposes of such Common Stock before complying with requisite holding periods, the employee generally will recognize ordinary income equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price, and the Company will be entitled to a corresponding income tax deduction.

  An employee recognizes no taxable income and the Company is not entitled to an income tax deduction when a non-qualified option is awarded. Upon exercise of a non-qualified option, an employee generally will realize ordinary income in an amount equal to the excess of the fair market value of the Common Stock over the exercise price, and, provided that the applicable conditions of
Section 162(m) of the Internal Revenue Code are met, the Company will be entitled to a corresponding income tax deduction. Upon sale of the Common Stock acquired, the employee will realize short-term or long-term capital gain or loss, depending upon whether the Common Stock been held for more than one year, equal to the difference between the sale price of the Common Stock and the fair market value of the Common Stock on the date that the employee recognizes income with respect to the option exercise.

  An employee recognizes no taxable income and the Company is not entitled to an income tax deduction when a SAR is awarded. Upon exercise of a SAR, an employee generally will realize ordinary income in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price under the SAR, and, provided the applicable conditions of Section 162(m) of the Internal Revenue Code are met, the Company will be entitled to a corresponding income tax deduction.

BONUS PLANS

  The Company has adopted an incentive bonus plan for certain executives, including the Named Executive Officers (the Incentive Bonus Plan). The Incentive Bonus Plan provides for the award of annual bonuses based on the Company's meeting or exceeding a performance target relating to earnings before interest, taxes, depreciation and amortization (EBITDA) which is established annually by the Board. Satisfaction of EBITDA targets will trigger awards equal to 10%, 20%, 30% or 50% of base pay depending on management levels. EBITDA in excess of the established targets will increase bonus awards subject to maximum awards of 20%, 40%, 60% or 100%, respectively, depending on management levels. In fiscal 1998, approximately 33 salaried employees are eligible to participate in the plan, including the Named Executive Officers. Bonuses paid under the Incentive Bonus Plan totaled $1.4 million for fiscal 1997.

  The Company has also adopted a discretionary bonus plan for salaried employees not eligible for the Incentive Bonus Plan (the Discretionary Bonus
Plan). The Discretionary Bonus Plan provides for the payment of up to 2% of the total annual salaries of non-executive employees. Awards under the Discretionary Bonus Plan are solely at management's discretion.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board of Directors is comprised of Messrs. Baldwin, Ball, Balser and Kalich, none of whom are currently executive officers of the Company; however, Messrs. Baldwin and Balser served as officers of the Company in the past. Executive officer compensation is determined by the Compensation Committee.

REPORT OF COMPENSATION COMMITTEE

  The Compensation Committee, which is currently comprised of four non-employee directors, is responsible for guiding the Company in the development and implementation of the Company's compensation policies, plans and programs. The intended purposes of these programs are to: (i) promote the interests of the Company and its stockholders by attracting and retaining officers and other key employees of exceptional ability; (ii) maximize the Company's long-term success and investment returns to stockholders; (iii) provide officers and key employees who are important to the Company's sustained growth with a proprietary interest in, and greater incentives to contribute to the success of, the Company through ownership of the Company's Common Stock and stock options; and (iv) provide incentives for officers and other key employees which are competitive with those offered by other corporations in the business and geographic areas in which the Company operates. The Compensation Committee reviews and recommends the annual compensation of the Company's executive officers and other members of management, which consists principally of base salary, annual bonuses and stock option grants. Messrs. Kaiser, Clawson, Fowler, Damian and Trigg have entered into employment and/or severance agreements with the Company. See "Employment Agreements" on page 13 of this Proxy Statement.

  Base Salary. Base salary is designed to compensate executives and other key employees for individual performance. Such base salaries are intended to (x) take into consideration the relative intrinsic value of the subject executive position to the Company, as measured by the position's scope of responsibility, strategic importance, technological requirements and complexity; (y) competitive salaries; and (z) individual performance. Executives and other key employees may or may not receive annual base salary increases, depending upon performance in the prior year and upon the achievement of individual and corporate performance goals.

  Annual Incentive Awards. Annual incentive awards will be granted under the Incentive Bonus Plan and are based on EBITDA targets which have been established by the Board. Meeting EBITDA objectives will trigger awards as a percentage of base pay dependent on management level (10, 20, 30 or 50%). Exceeding EBITDA targets will increase bonuses subject to maximum payments of 20%, 40%, 60% or 100% depending on management levels. EBITDA results in excess of targets, but below maximum levels, will result in awards calculated linearly between such points.

  Long Term Incentives. Long term incentives are provided through annual stock option grants to executives, principally through the 1995 Plan. Generally, stock options will have a term of ten years and will vest equally over three years. Option exercise prices will equal the fair market value of the Common Stock on the date of grant. Incentive stock options will be granted to the extent permitted by applicable tax law and options granted in excess of such amounts will be non-qualified options. Outstanding options held by an employee are considered in connection with the award of new options.

  CEO Compensation. Mr. Fowler, the Chief Executive Officer of the Company, is compensated pursuant to the terms of his Employment Agreement with the Company. See "Employee Agreements" on page 13 of this Proxy Statement. Mr. Fowler was selected by the Board to succeed the former chief executive officer, Mr. Kaiser, upon his retirement after an executive search which was supervised by the Compensation Committee. In developing Mr. Fowler's compensation, the Compensation Committee considered Mr. Fowler's prior performance in senior managerial roles with the Company's electrodes unit, its largest business unit. Mr. Fowler served as President of the Electrodes and Graphite Speciality Products of the Company from March 1995 through March 1997, as Vice President--General Manager, Graphite Electrode Products of the Company from January 1995 through March 1995 and as Vice President--General Manager, Graphite Specialties of the Company from July 1991 to March 1995. The Committee also considered the importance of the Company's capital expenditure program, including the modernization plan and Mr. Fowler's contribution in this regard in reaching its determination.

Respectfully Submitted,
Compensation Committee
 /S/ James G. Baldwin
 /S/ James R. Ball
 /S/ Paul F. Balser
 /S/ Ronald B. Kalich

DIRECTORS AND OFFICERS LIABILITY INSURANCE

  The Company maintains $20 million of insurance providing payment either to the Company for indemnification provided to its directors or officers, or directly to its directors and officers, for certain liabilities which the Company's directors and officers may incur in such capacities. The insurance policies are issued by National Union Fire Insurance Company and The Reliance Insurance Company. The premiums paid under such policies in fiscal 1997 totaled $442,500. Both policies were extended for fiscal 1998 for premiums totaling $419,875.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

  Pursuant to an agreement entered into in connection with the Company's initial public offering of Common Stock in September 1995, the Company filed a registration statement under the Securities Act of 1933, as amended (the Securities Act), which became effective in March 1996, with respect to the sale of certain shares of Common Stock held by management stockholders and agreed to keep such registration in effect for at least 36 months. Shares of Common Stock owned by the Company's directors are also covered by such registration statement.

                             PROXY PROPOSAL NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Company's independent auditors for the fiscal year ended July 31, 1997 were Coopers & Lybrand L.L.P., independent public accountants. On September 9, 1997, the Board appointed Coopers & Lybrand L.L.P. to audit the financial statements of the Company for the fiscal year ending July 31, 1998. The Board desires to obtain the stockholders' ratification of such appointment. A resolution ratifying the appointment will be offered at the Annual Meeting. If the resolution is not adopted, the adverse vote will be considered as direction to the Board to select other auditors. Ratification requires the affirmative vote by holders of at least a majority of the shares of Common Stock voting on such matter.

  It is expected that a representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting to respond to appropriate questions.

  THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JULY 31, 1998.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934.

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and change in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on the review of the copies of such forms furnished to the Company, the Company believes that during fiscal 1997 all Section 16(a) filing requirements applicable to its directors, officers and greater than 10% beneficial owners were met.

                        SHAREHOLDER PROPOSALS FOR 1998

  Shareholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company for inclusion in its Proxy Statement and form of proxy relating to that meeting by June 30, 1998. Reference is also made to Section 6 of Article II of the Company's By-laws regarding nomination of directors as discussed on page 2 of this Proxy Statement.

                          ANNUAL REPORT ON FORM 10-K

  UPON WRITTEN OR ORAL REQUEST BY ANY STOCKHOLDER SOLICITED HEREBY, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 31, 1997. REQUESTS SHOULD BE DIRECTED
TO:

  WILLIAM M. THALMAN,
  MANAGER OF INVESTOR RELATIONS
  AND EXTERNAL REPORTING
  THE CARBIDE/GRAPHITE GROUP, INC.
  ONE GATEWAY CENTER, 19TH FLOOR
  PITTSBURGH, PA 15222
  (412) 562-3752

ANY BENEFICIAL OWNER SHOULD INCLUDE A GOOD FAITH REPRESENTATION THAT AS OF THE RECORD DATE HE OR SHE IS A BENEFICIAL OWNER OF THE COMMON STOCK.

                                 OTHER MATTERS

  The Company knows of no other matters to be presented for action at the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.


                                          The Board of Directors
                                          October 31, 1997

401K PLAN            THE CARBIDE/GRAPHITE GROUP, INC.             401K PLAN

           Proxy for Annual Meeting of Stockholders-December 9, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes and appoints Walter B. Fowler, Nicholas T. Kaiser and James G. Baldwin, or either of them, as proxies with full power of substitution in each, to vote all shares of $0.01 par value Common Stock, of The Carbide/Graphite Group, Inc. (the Company) held of record by the undersigned at the Annual Meeting of Stockholders (the Annual Meeting) to be held at The Pittsburgh Hilton and Towers, Gateway Center, Pittsburgh, PA 15222 on Tuesday, December 9, 1997 at 10:00 a.m., EST, and at any adjournments or postponements thereof, on all matters that may properly come before the Annual Meeting.

This proxy, when properly executed will be voted (i) as directed on the reverse side, or in the absence of such directions, this proxy will be voted FOR each of the Nominees named in Proposal 1 and FOR Proposal 2 and (ii) in accordance with the best judgment of the persons voting such proxies.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature(s) must correspond exactly with the name(s) as shown on the reverse. Where stock is registered jointly in the names of two or more persons, ALL must sign. If this proxy is submitted by a corporation or partnership, it must be executed in the full corporate or partnership name by a duly authorized person. When signing in a fiduciary or representative capacity (as attorney, trustee, corporate officer, etc.), give your full title as such.

HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

-------------------------------------     --------------------------------------

-------------------------------------     --------------------------------------

-------------------------------------     --------------------------------------

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE


------------------------------------------------------------------------------
                       THE CARBIDE/GRAPHITE GROUP, INC.
------------------------------------------------------------------------------

                                   401K PLAN

Mark box at right if an address change or comment has been noted on
the reverse side of this card                                          [ ]

RECORD DATE SHARES:






Please be sure to sign and date this Proxy.             Date




    Stockholder sign here                               Co-owner sign here



                                               For All    With-    For All
1. Election of each of the following three     Nominees   hold     Except
   persons to the Board of Directors for the     [  ]      [  ]      [  ]
   length of term set forth below for such
   person and until his successor is elected and qualified.

                NOMINEES FOR THREE YEAR TERM EXPIRING IN 2000:
              Paul F. Balser, Robert M. Howe and Ronald B. Kalich

If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).


                                                  For       Against      Abstain
2. Ratification of the appointment of Coopers    [  ]        [  ]         [  ]
   & Lybrand L.L.P. as independent auditors for the Company for fiscal year 1998.

3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof.

DETACH CARD                                                         DETACH CARD

COMMON STOCK            THE CARBIDE/GRAPHITE GROUP, INC.           COMMON STOCK


           Proxy for Annual Meeting of Stockholders-December 9, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes and appoints Walter B. Fowler, Nicholas T. Kaiser and James G. Baldwin, or either of them, as proxies with full power of substitution in each, to vote all shares of $0.01 par value Common Stock, of The Carbide/Graphite Group, Inc. (the Company) held of record by the undersigned at the Annual Meeting of Stockholders (the Annual Meeting) to be held at The Pittsburgh Hilton and Towers, Gateway Center, Pittsburgh, PA 15222 on Tuesday, December 9, 1997 at 10:00 a.m., EST, and at any adjournments or postponements thereof, on all matters that may properly come before the Annual Meeting.

This proxy, when properly executed will be voted (i) as directed on the reverse side, or in the absence of such directions, this proxy will be voted FOR each of the Nominees named in Proposal 1 and FOR Proposal 2 and (ii) in accordance with the best judgment of the persons voting such proxies.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature(s) must correspond exactly with the name(s) as shown on the reverse. Where stock is registered jointly in the names of two or more persons, ALL must sign. If this proxy is submitted by a corporation or partnership, it must be executed in the full corporate or partnership name by a duly authorized person. When signing in a fiduciary or representative capacity (as attorney, trustee, corporate officer, etc.), give your full title as such.

HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?

------------------------------------        -----------------------------------

------------------------------------        -----------------------------------

------------------------------------        -----------------------------------

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE


--------------------------------------------------------------------------------
                       THE CARBIDE/GRAPHITE GROUP, INC.
--------------------------------------------------------------------------------

                                 COMMON STOCK

Mark box at right if an address change or comment has been noted on       [  ]
the reverse side of this card.

RECORD DATE SHARES:






Please be sure to sign and date this Proxy.                Date



     Stockholder sign here                                 Co-owner sign here




                                                  For All     With-     For All
1. Election of each of the following three       Nominees     hold      Except
   persons to the Board of Directors for the       [  ]       [  ]       [  ]
   length of term set forth below for such
   person and until his successor is elected and qualified.

                NOMINEES FOR THREE YEAR TERM EXPIRING IN 2000:
              Paul F. Balser, Robert M. Howe and Ronald B. Kalich


If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).


                                                  For      Against      Abstain
2. Ratification of the appointment of            [  ]        [  ]         [  ]
   Coopers & Lybrand L.L.P. as independent
   auditors for the Company for fiscal year
   1998.

3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof.

DETACH CARD                                                         DETACH CARD